DATED 23 february 2025

Service Agreement

Brown & Brown, Inc.

and

Stephen P. Hearn

ii

Contents

1.	Interpretation	1
2.	Appointment	4
3.	Duties	4
4.	Place of work	6
5.	Hours of work	6
6.	Salary and benefits	6
7.	Cash incentives and Long-Term Equity Incentives	7
8.	Expenses	9
9.	Holidays	9
10.	Incapacity	10
11.	Outside interests	11
12.	Confidential information	11
13.	Intellectual property	12
14.	Ceasing to be a Director	13
15.	Payment in lieu of notice	13
16.	Termination without notice	13
17.	Garden leave	15
18.	Obligations on termination	15
19.	Conduct after termination	17
20.	Data Protection	17
21.	Disciplinary and grievance procedures	17
22.	Pension	18
23.	Statutory Particulars	18
24.	Notices	19
25.	Entire agreement	20
26.	Variation	20

iii

27.	Counterparts	20
28.	Third party rights	20
29.	Governing law and jurisdiction	21

THIS AGREEMENT is dated 23 February 2025.

Parties

(1) Brown & Brown Inc., whose head office is at 300 North Beach Street, Daytona Beach, United States, 32114 (Company)

(2) Stephen P. Hearn (Executive).

Agreed Terms

1. Interpretation

1.1. The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Appointment: the employment of the Executive under this Agreement.

Board: the board of directors of the Company.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 3 March 2025.

Compensation Committee: the Compensation Committee of the Board.

Confidential Information: any information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is identified or treated as confidential or which is commercially sensitive or which by its character or the circumstances or manner of its disclosure to the Executive is evidently confidential and/or commercially sensitive regarding the operations and/or commercial activities of the Company and/or any Group Company. For the avoidance of doubt and without prejudice to the generality of the aforementioned the following is a non-exhaustive list of matters which in relation to the Company are considered confidential and which the Executive should treat as such:

(a) any trade secrets, technical data, know-how of the Company or any Group Company and any information in respect of which the Company or any Group Company is bound by an obligation of confidence to any third party;

(b) employment or staff related information including in particular the remuneration of other members of staff and any terms under which they are employed or engaged including the length of their notice periods, the value of their client (or similar business) relationships, their job skills and capabilities and any other personal data relating to them;

(c) contact lists or details of clients, producers, coverholders, intermediaries, affinity partners, third party administrators,

underwriters or other suppliers or business associates (actual or prospective) and associated details of their requirements (or their client’s requirements) and the terms of business with them (actual or proposed) which have been compiled for the Company or a Group Company’s business including:

• the names and contact details of key individuals in client and prospective clients;

• details of insurance policies purchased by clients, premium rates and brokerage rates, policy terms, conditions and rates, renewal and expiry dates, customer risk characteristics, claims information, profitability information and information concerning the insurance or reinsurance arrangements for large and complex risks;

• pricing strategies, discount rates and sales figures, underwriting guides information about commissions or fees and details of suppliers and rates of charge.

(d) any information regarding M&A Prospects and other merger or acquisition opportunities, any possible, completed or terminated Transactions, and other aspects of the M&A Process including (1) document templates and examples, (2) term sheets, letters of intent, pro forma income statements, acquisition profiles, agreements, acquisition lists, and related information relating any M&A Prospect, and (3) and the fact that the Company has entered into a non-disclosure agreement, or entertained discussions or requested and received information relating to an actual or potential Transaction with any M&A Prospect.

FCA: means the Financial Conduct Authority.

Financial Services Regulatory Requirements: means any rules, requirements, regulations, guidelines, recommendations, or codes of practice contained in the Financial Services and Markets Act 2000, the Criminal Justice Act 1993 and the FCA Handbook, including without limitation: (a) the Senior Managers and Certification Regime, (b) the Statements of Principle and Code of Practice for Approved Persons issued by the FCA; (c) the Code of Conduct set out in the FCA Handbook; and any other rules, requirements regulations, guidelines, recommendations or codes of practice issued by the FCA or other regulatory body (as amended from time to time) and any code of practice, policies or procedures manual issued by us (as amended from time to time) relating to any such requirements.

Garden Leave: any period during which the Company has exercised its rights under clause 17.

Group Company: means the Company, and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of its holding company (or any parent undertaking of the Company or a subsidiary or subsidiary undertaking of the Company or of any holding company or parent undertaking of the Company (as such expressions are defined in sections 548, 1159 and 1162 Companies Act 2006) of the Company or of any such holding company and "Group" shall be defined accordingly.

Incapacity: any sickness or injury which prevents the Executive from carrying out their duties.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

M&A Process: engagement in one or more of the following processes involving an M&A Prospect: (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with an M&A Prospect or its representative; (iii) the pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information provided by or on behalf of an M&A Prospect to determine whether the Company or any Group Company should pursue a Transaction; (iv) the negotiation of terms of a Transaction; (v) the consummation or termination of a potential Transaction and, if consummated; (vi) the integration of the M&A Prospect into the Company or any Group Company and monitoring of the performance of a completed Transaction.

M&A Prospect: any business entity with which the Company or any Group Company has directly or indirectly, entertained discussions or requested and received information relating to an actual or potential Transaction within the twelve month period immediately preceding Termination.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Executive's employment under this Agreement which is not expressly set out in this Agreement.

Termination: the termination of the Executive's employment with the Company however caused.

Transaction: an agreement to acquire an M&A Prospect by (1) asset acquisition, (2) stock acquisition, (3) merger, or (4) any other form of business combination by which an M&A Prospect becomes a part of the Company or any Group Company.

1.2. A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3. The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2. Appointment

2.1. The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than 6 months' prior notice in writing.

2.2. No previous employment with the Company or any other employer counts as part of the Executive’s period of continuous employment with the Company.

2.3. The first 6 months of employment will be probationary during which time the employment of the Executive will be kept under review and may be terminated by the Executive or by the Company by giving 1 month’s notice in writing.

2.4. The company reserves the right to extend the probation period of the Executive at its discretion. The total probation period will be no longer than twelve (12) months.

2.5. The Executive warrants that they are not subject to any restrictions which prevent themselves from taking up the Appointment.

3. Duties

3.1. The Executive shall serve the Company as Executive Vice President and Chief Operating Officer.

3.2. During the Appointment the Executive shall:

(a) use their best endeavours to promote, protect, develop and extend the business of the Company and any Group Company;

(b) unless prevented by Incapacity, devote the whole of their time, attention and abilities to the business of the Company, unless otherwise approved in writing by the Company (and, without limiting the foregoing, not engage in any competitive behaviour or provide services, directly or indirectly, to any other business or activity which may be competitive with any of the Group Companies or which may involve or potentially involve a conflict of interest);

(c) diligently exercise such powers and perform such duties as may from time to time be assigned to themselves by the Company;

(d) comply with all reasonable and lawful directions given to themselves by the CEO of the Company;

(e) promptly make such reports to the CEO of the Company and the Board, as applicable, in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(f) report their own wrongdoing and any wrongdoing of any other member of the Company to the Company immediately on becoming aware of it;

(g) comply with any electronic communication systems policy that the Company may issue from time to time;

(h) comply with all other Company rules, policies and procedures including but not limited to the Company's anti-bribery policy, modern slavery statement and conflicts of interests policies;

(i) recognise that all documents, manuals, hardware and software provided for the Executive's use by the Company, and any data or documents produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company; and

(j) if so required by the Board, act as a director of a Group Company and carry out duties on behalf of any other Group Company including, without limitation, acting as an officer or consultant of any such Group Company.

3.3. The Executive must read and comply strictly at all times with the Financial Services Regulatory Requirements and the Company’s Conduct Rules. The Executive must at all times deal with the Company and its regulators in an open and co-operative way and must pro-actively and appropriately disclose any information of which the Company or its regulators would reasonably expect notice. The Executive’s employment may be terminated with or without notice they are found to have breached the Financial Services Regulatory Requirements or the Code of Conduct.

3.4. The Executive acknowledges that his terms and conditions of employment (including as to any remuneration) may be subject, from time to time, to requirements or expectations set down in policies established by the Company and/or Group Company, or in policies, rules or listing requirements of applicable regulatory bodies including, but not limited to, the FCA, the SEC and the New York Stock Exchange. In the event such requirements or practices change from time to time, the Company reserves the right to modify these terms and conditions to the extent necessary to comply with any such regulatory requirements or expectations. Without limiting the foregoing, if the Executive is appointed to a Senior Manager or Certified Function role (as those terms are used by the UK FCA), or their role is deemed to be a Senior Manager or Certified Function position, the additional duties, obligations and provisions set out in Schedule 1 (“Senior Manager and Certified Function Schedule”) shall apply.

4. Place of work

4.1. The Executive shall have no specific normal place of work.

4.2. The Executive agrees to travel on Company business as may be required for the proper performance of their duties under the Appointment.

4.3. It is not envisaged that the Executive shall be required to work outside the United Kingdom for any continuous period of more than one month. If the Executive is required to travel outside of the United Kingdom for a continuous period of more than one month, the terms and conditions which shall apply during that time will be provided to them separately.

5. Hours of work

5.1. The normal basic week will be 9am to 5pm, Monday to Friday. The Executive will also be required to work such additional hours as are reasonably necessary for the performance of their duties. The Executive acknowledges that they shall not receive further remuneration in respect of such additional hours.

5.2. The suggested basic week is merely a guide and the parties agree that the nature of the Executive's position is such that their working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

6. Salary and benefits

6.1. The Executive shall be paid a salary of £588,800 per annum less any deductions required by law. For administrative expedience and convenience, another Group Company may act as the local payroll agent for the Company (but will not be the employer or joint employer of the Executive).

6.2. The Executive's salary shall accrue from day to day and be payable monthly in arrears directly into the Executive's bank or building society on the 25th of the month.

6.3. The Company may deduct from the salary, or any other sums owed to the Executive, any money owed to the Company or the Group by the Executive from time to time.

6.4. The Executive’s remuneration is subject to the Financial Services Regulatory Requirements and any Company remuneration policy (as introduced or amended from time to time). The Executive agrees that, if any cash incentive, bonus, or incentive award is subject to repayment, the Company or any Group Company may deduct from their salary or any other sums payable to the Executive a sum equal to part or all of the amount due to be repaid.

7. Cash incentives and Long-Term Equity Incentives

Cash Incentives

7.1. The Executive will be eligible to receive an annual cash incentive payment based on the achievement of certain performance objectives in calendar year

2025 (pro-rated for time employed in 2025 and subject to reduction in the event of unexpectedly poor financial performance of the Company or the commission of acts of malfeasance by recipient), payable in the first quarter of 2026 (the “2025 Cash Incentive”). The terms of the 2025 Cash Incentive will be approved by the Compensation Committee.

7.2. The 2025 Cash Incentive is expected to consist of three components (the calculation of which may be adjusted by the Compensation Committee, at its discretion, to exclude the effect of items that are unusual in nature or infrequently occurring), which are as follows:

(a) the first component, which will affect 40% of the 2025 Cash Incentive, is based on specified organic revenue growth targets, which will be calculated based upon the organic revenue growth of the Company as a whole.

(b) the second component, which will affect 40% of the 2025 Cash Incentive, will be determined based upon performance of the Company’s adjusted EBITDAC margin (“EBITDAC Margin - Adjusted”), which is (i) the Company’s income before income taxes less amortisation, depreciation, interest, and the change in estimated acquisition earn-out payables, adjusted to exclude the (gain)/loss on disposal, divided by (ii) total revenues.

(c) the third component, which will affect 20% of the 2025 Cash Incentive, will be linked to the achievement of personal objectives of the Executive as determined by the Compensation Committee.

7.3. Each of the components described above contemplates a minimum payout of 0% of the Executive’s target cash incentive amount and a maximum payout of 200% of the Executive’s target cash incentive amount. The target 2025 Cash Incentive is expected to be £1,213,000.

7.4. The Executive will be eligible to receive annual cash incentives thereafter, subject to approval by the Compensation Committee of the applicable target cash incentive amounts and any other applicable terms.

7.5. For the avoidance of doubt, in the event that:

(a) the Executive has given notice of termination of their employment; or

(b) the Executive has been given notice to terminate their employment; or

(c) the Executive’s employment is terminated for any act of misconduct; or

(d) the Executive’s employment is terminated for any act of gross misconduct or negligence otherwise meriting summary dismissal in accordance with the Executive’s contract; or

(e) the Executive has been suspended in accordance with terms of the Executive’s contract; or

(f) the Executive is no longer an employee of the Company and/or Group;

(together a “Terminating Event”) in each case, on or prior to the payment date, the Executive shall not be entitled to receive payment of any cash incentive or other bonus.

7.6. All cash incentive payments and other bonuses are subject to statutory deductions but are not pensionable.

7.7. If a cash incentive payment or other bonus is made to the Executive, there is no obligation to make any subsequent cash incentive payments or other bonuses to the Executive. Any payments made shall not form part of the Executive’s contractual remuneration under the terms of this Agreement.

Long-Term Equity Incentive Grants

7.8. Upon approval by the Compensation Committee, which is expected to occur before March 31, 2025, the Company will grant the Executive restricted stock unit awards of £1,213,000 (based on the value of the Company’s stock on the last business day preceding the date of grant) under the Brown & Brown, Inc. 2019 Stock Incentive Plan (“2019 SIP”), structured as follows:

(a) Seventy-five percent (75%) of the award (“PSUs”) will be awarded based on performance over a three-year period and vesting over a five-year period from the date of grant. The awarding of the PSUs will be tied to increases in the Company’s organic revenue growth and compound annual growth rate of the Company’s cumulative diluted earnings per share, excluding any impact for changes in acquisition earn-out liabilities, in each case measured over a three (3)-year period beginning 1 January, 2025 and subject to adjustment for such items (for example, items that are unusual in nature or infrequently occurring) as determined by the Compensation Committee. The PSUs will contemplate a minimum payout of 0% and a maximum payout of 200% based upon the level of performance of each performance condition during the three-year measurement period. In addition to these performance conditions, the PSUs will be subject to an additional time-based, cliff vesting condition requiring five years of continuous employment from the date of grant.

(b) Twenty-five percent (25%) of the award (“RSUs”) will be subject to a time-based-only cliff vesting condition requiring five (5) years of continuous employment from the date of grant.

(c) The PSUs and the RSUs will be subject the terms and conditions set forth in the 2019 SIP and the award agreements established between the Company and the Executive and approved by the Compensation Committee (each, a “PSU Agreement” and an “RSU Agreement”, respectively).

7.9. Beginning in 2026, the Executive will be eligible to receive annual long-term equity incentive grants, typically granted in the first quarter of the Company’s calendar year, subject to recommendation by the Company’s Chief Executive Officer and approval by the Compensation Committee. For 2026, upon approval by the Compensation Committee, the Company expects to grant the Executive restricted stock unit awards of £646,000 (based on the value of the

Company’s stock on the last business day preceding the date of grant) under the 2019 SIP, of which seventy-five percent (75%) will be PSUs, subject to a PSU Agreement, and twenty-five percent (25%) will be RSUs, subject to an RSU Agreement.

8. Expenses

The Company will reimburse all reasonable out-of-pocket expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate written evidence of expenditure.

9. Holidays

9.1. The Executive shall be entitled to 30 days’ paid annual leave in each holiday year plus the usual public holidays in England. If the Appointment commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis.

9.2. The Executive shall not without the consent of their line manager carry forward more than 5 days accrued but untaken holiday entitlement to a subsequent holiday year unless the Executive has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence.

9.3. The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 9.4 the amount of such payment in lieu shall be 1/260th of the Executive's salary for each untaken day of the entitlement under clause 9.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

9.4. If the Company has terminated or would be entitled to terminate the Appointment under clause 16 or if the Executive has terminated the Appointment in breach of this Agreement any payment due under clause 9.3 shall be limited to the Executive's statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.5. If on termination of the Appointment the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise one day's pay calculated at 1/260th of the Executive's salary for each excess day.

9.6. If either party has served notice to terminate the Appointment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 17.

10. Incapacity

10.1. In the event of Incapacity due to sickness or injury the Executive must personally advise the Company, as soon as possible.

10.2. If the Executive is absent for more than seven days, they must provide the Company with a medical certificate from their General Practitioner stating the reason for absence and provide subsequent certificates to cover any further periods of absence.

10.3. Subject to the Executive's compliance with the Company's sickness absence procedures, they shall continue to receive their full salary (inclusive of statutory sick pay) and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 12 weeks in any rolling 52 week period and thereafter any such payments shall be governed by clause 10.4 below or otherwise in accordance with their entitlement to Statutory Sick Pay.

10.4. The Company operates the following schemes for the benefit of its employees and in respect of which the Executive shall be entitled to be a member without cost to themselves but upon such terms and conditions as the applicable Group Company may determine and subject to the rules and relevant insurance policy of each such scheme, as the same may be amended from time to time:

(a) Death in Service designed to provide a benefit equal to 5 times annual salary detailed at clause 6.1 (and excluding any cash incentive or other bonus);

(b) Private Medical Insurance Family Cover; and

(c) Group Income Protection Insurance.

10.5. The Company’s obligation under Agreement is limited to paying premiums to the relevant benefits provider. The Executive shall only receive payment or benefit under each such scheme where the conditions of entitlement laid down by the relevant insurer are satisfied and for the avoidance of doubt the Company shall be under no obligation to pay benefits where the relevant insurer does not agree to pay under a claim made in respect of the Executive. Any actual or prospective loss of entitlement to insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Executive’s employment and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).

11. Outside interests

The Executive shall not during their employment:

11.1. hold an investment by way of shares or other securities of more than 3% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with a Competing Business (as defined in Schedule 1).

11.2. In respect of clause 11.1 above, the Executive shall not

(a) hold any investment whatsoever with a Competing Business (as defined in Schedule 1), without the express written consent of the Board; or

(b) directly or indirectly solicit, entire or attempt to solicit or entice any client, customer, introducer of business or supplier away from the Company or any Group Company, or take any steps to divert business or opportunities away from the Company or any Group Company; or

(c) directly or indirectly solicit, entice or attempt to solicit or entice any employee, contractor or director to terminate their employment by or engagement with the Company or any Group Company.

12. Confidential information

12.1. The Executive acknowledges that in the course of the Appointment they will have access to Confidential Information. The Executive has therefore agreed to accept the restrictions in this clause 12.

12.2. The Executive shall not (except in the proper course of their duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use their best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a) any use or disclosure authorised by the Company or required by law or by the Appointment; or

(b) any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or

(c) prevent the Executive from:

(i) making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;

(ii) reporting an offence or suspected offence to a law enforcement agency;

(iii) co-operating with a criminal investigation or prosecution;

(iv) disclosing information to any professional legal or tax advisor or medical professionals or counsellors where it is necessary to do so provided that such person is also bound by a duty of confidentiality (which remains unwaived);

(v) reporting misconduct, wrongdoing or any serious breach of regulatory requirements to any supervisory authority responsible for supervising or regulating the relevant matter in question, including the FCA, and in the case of solicitors the Solicitors Regulatory Authority; and/or

(vi) cooperating with any such supervisory authority (including giving evidence at a hearing).

12.3 The Executive acknowledges that all client contact and other business-related contacts made by them in connection with their employment by the Company or a Group Company on any social or professional networking site on which the Executive has an account together with all rights connected with such contacts belong to the Company and on termination of this Agreement the Executive agrees at the Company's request to remove those details or provide details of them in accordance with this Agreement. It is recommended that the Executive sets up a Company-specific account separate to the Executive’s personal accounts on commencement of employment for these purposes.

13. Intellectual property

13.1. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all Inventions and all works embodying Intellectual Property Rights made wholly or partially by themselves at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of any Group Company shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

13.2. The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which they have or will have in any existing or future works referred to in this clause.

13.3. The Executive hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use their name for the purpose of giving the Company or its nominee the benefit of this clause 13 and acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

14. Ceasing to be a Director

14.1. Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which the Executive is a director, the Executive shall not resign as a director of any Group Company.

14.2. Subject to clause 18.1(a), if during the Appointment the Executive ceases to be a director of any Group Company (otherwise than by reason of death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Executive as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Executive shall have no claims in respect of such cessation of office.

15. Payment in lieu of notice

15.1. Notwithstanding clause 2 above, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 15.1 and that it will make within 28 days the first instalment of a payment in lieu of notice ("Payment in Lieu") to the Executive. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a) any cash incentive, bonus, equity, stock or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b) any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

15.2. The Company may pay any sums due under clause 15.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given.

16. Termination without notice

16.1. The Company may terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a) is disqualified from acting as a director or resigns as a director from any Group Company without the prior written approval of the Company;

(b) is guilty of a serious breach of the rules or regulations (as amended from time to time) of any regulatory authority relevant to any Group Company or any compliance manual or code of practice of any Group Company (as amended from time to time), including but not limited to, the Financial Services Regulatory Requirements;

(c) fails or ceases to meet the requirements of any regulatory body whose consent is required to enable themselves to undertake all or any of their duties under the Appointment;

(d) is in breach of the Company's anti-corruption, bribery policy and conflicts of interest policy and related procedures;

(e) is guilty of any gross misconduct affecting the business of any Group Company;

(f) commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of their line manager;

(g) is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made against themselves under the County Court Act 1984;

(h) is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(i) becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(j) ceases to be eligible to work in the United Kingdom;

(k) is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(l) acts or fails to act in breach of any fiduciary duty he may owe to the Company or to any other Group Company, from time to time.

16.2. The rights of the Company under clause 16.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

17. Garden leave

17.1. Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

17.2. During any period of Garden Leave:

(a) the Company shall be under no obligation to provide any work to, or vest any powers in, the Executive, who shall have no right to perform any services for the Company;

(b) the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive's home) as the Company may decide;

(c) the Executive shall continue to receive their salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d) the Executive shall remain an Executive of the Company and bound by the terms of this Agreement, particularly in relation to any duties of confidentiality and fidelity;

(e) the Executive shall not, without the prior written consent of the Company, attend their place of work or any other premises of any Group Company;

(f) the Executive shall not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, Executive, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company; and

(g) the Executive shall (except during any periods taken as holiday in the usual way) ensure that their line manager knows where they will be and how they can be contacted during each working day and shall comply with any written requests to contact a specified Executive of the Company at specified intervals.

18. Obligations on termination

18.1. On termination of the Appointment or, if earlier, at the start of a period of Garden Leave, the Executive shall:

(a) resign immediately without compensation from any office, directorship or trusteeship that they hold in or on behalf of any Group Company;

(b) immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company, their business contacts, any keys and any other property of the Company which is in their possession or under their control;

(c) promptly disclose to the Company a full list and details of any and all client or prospective client or other business contacts the Executive has made and/or developed on social or professional networking sites (including LinkedIn) in the course of their duties during their employment by the Company or any Group Company and/or whose details are held on any electronic devices which do not belong to the Company to which the Executive has access and/or in any internet, email or social media or profession networking account managed by the Executive. Following disclosure of this list, and only upon instructions from the Company, the Executive shall irretrievably delete such contact details, any Confidential Information and any other information relating to the business of the Company or any Group Company stored on any electronic media or drive or in any internet, email or social or professional media account and all matter derived from such sources which is in the Executive’s possession or under their contract (save for that stored on Company property which is returned in accordance with this clause 18);

(d) provide the Company with the list of all current passwords used by them during the Appointment;

(e) return any computer equipment to the Company and/or Group Company (including but not limited to a Company laptop, computer and/or mobile phone device) immediately upon termination without undertaking any form of deletions of data (including but not limited to factory resetting and/or cleaning packages) failing which the Company shall be entitled to appoint a third party to restore the data and to deduct the cost of doing so from any sums which may be owed to the Executive by the Company and/or to recover the balance from the Executive as a debt; and

(f) provide a signed statement if required by the company that they have complied fully with their obligations under this clause 18.

18.2. The Executive hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use their name for the purpose of giving the Company or its nominee the full benefit of clause 18.1(a) and clause 18.1(b).

18.3. On termination of the Executive’s employment, howsoever arising, the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, cash incentive, bonus, long term incentive plan or other profit-sharing scheme (“Incentive”) operated by the Company or any Group Company from time to time. The Executive’s rights (if any) shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the termination of their employment and the Executive hereby irrevocably waive all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to them.

19. Conduct after termination

The Executive acknowledges and agrees to be bound by the Post-Termination Restrictions detailed in Schedule 2 (“Post-Termination Restrictions”) to this Agreement.

20. Data Protection

20.1. It is necessary for the Company and any Group Company to hold and process data relating to themselves for legal, personnel, administrative and management purposes and in particular to the processing of any "sensitive personal data" (as defined in the Data Protection Act 1998 and/or the UK General Data Protection Regulation (“UK GDPR”) relating to the Executive including, as appropriate:

(a) information about the Executive's physical or mental health or condition in order to monitor sickness absence;

(b) the Executive's racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

(c) information relating to any criminal proceedings in which the Executive has been involved, for insurance purposes and in order to comply with legal requirements and obligations to third parties.

20.2. It may be necessary for the Company to make such information available to any Group Company and those who provide products or services to the Company and any Group Company such as advisers, regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Company or any part of its business.

20.3. The Executive shall comply with the Company's data protection policy and relevant obligations under the Data Protection Act 1998 and/or the UK GDPR and associated codes of practice when processing personal data relating to any employee, worker, customer, Company, supplier or agent of the Company.

21. Disciplinary and grievance procedures

21.1. The Executive is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Company. These procedures do not form part of the Executive's contract of employment.

21.2. If the Executive wishes to raise a grievance, they may apply in writing in accordance with the Company's grievance procedure.

21.3. If the Executive wishes to appeal against a disciplinary decision they may do so In writing in accordance with the Company's disciplinary procedure.

21.4. The Company may at any time suspend the Executive for a reasonable period, during any period in which the Company is carrying out an investigation into any alleged acts or defaults related to the Executive. During any period of suspension the Executive shall continue to receive their salary and contractual benefits.

21.5. During any period of suspension:

(a) the Executive shall continue to receive their basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b) the Executive shall remain an employee of the Company and bound by the terms of this Agreement;

(c) the Executive shall ensure that their line manager knows where they will be and how they can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d) the Company may exclude the Executive from their place of work or any other premises of any Group Company; and

(e) the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

22. Pension

22.1. The Executive will be auto-enrolled into a pension scheme on a salary sacrifice arrangement to meet the requirements of the law, or (if the Executive opts-out in their own discretion, as provided by law) in the alternative provided with an allowance in lieu thereof (being 10% per year of his annual salary), to be paid monthly via payroll subject to tax and National Insurance (NI) contributions.

22.2. Contributions will be managed in accordance with the Pensions Act 2008.

22.3. We reserve the right to make changes to Employer and Employee pension contributions as necessary under the legislation, with particular regard to auto enrolment and the statutory minimum contributions as set out by workplace pension legislation.

22.4. We reserve the right to vary, replace or discontinue any pension scheme(s) in place from time to time. The Executive will be given notice of any such changes.

23. Statutory Particulars

23.1. There is no collective agreement which directly affects the Appointment.

23.2. The Company does not impose any special individual mandatory training requirements in relation to the Executive, other than day-to-day mandatory training for HR, regulatory or similar reasons; details of the Company’s policies regarding the provision of training are available from the Company’s HR department.

23.3. The Executive may be eligible for other paid leave, including adoption leave, paternity leave, parental leave, shared parental leave, bereavement leave and leave for public duties, in accordance with the Company’s current policies, as amended from time to time, provided that the Executive complies with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. Any payment made in relation to such leave will be:

(a) inclusive any statutory entitlement to which the Executive may be entitled; and

(b) subject to

(i) the terms of the relevant policy as amended from time to time by the Company in its absolute discretion, and

(ii) the Company’s right to change all and any benefits schemes in its absolute discretion at any time.

24. Notices

24.1. A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by email, hand or sent to the party at the address given in this Agreement or as otherwise notified in writing to the other party.

24.2. Any such notice shall be deemed to have been received:

(a) if delivered by email, at the time of transmission;

(b) if delivered by hand, at the time the notice is left at the address or given to the addressee;

24.3. in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service.

24.4. A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a) all references to time are to local time in the place of deemed receipt; and

(b) if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

24.5. A notice required to be given under this Agreement shall be valid if sent by e-mail.

24.6. This clause 24 does not apply to the service of any proceedings or other documents in any legal action.

25. Entire agreement

24.1 Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party that:

(a) this Agreement constitutes the entire agreement and understanding between the Executive and the Company and supersedes any previous agreement between them relating to the Appointment, including any term sheets or offer letters (which shall be deemed to have been terminated by mutual consent, notwithstanding any provision in such previous agreement that purports to incorporate its terms into this Agreement);

(b) in entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(c) the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement.

24.1 Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

26. Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

27. Counterparts

24.1 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

24.1 Transmission of the executed signature page of a counterpart of this agreement by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of an executed "wet-ink" counterpart of this agreement. If this method of transmission is adopted, without prejudice to the validity of the agreement thus made, each party shall on request provide the other with the "wet ink" hard copy original of their counterpart.

28. Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Executive and the Company and/or a Group Company shall have any rights under it.

29. Governing law and jurisdiction

28.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

28.2 The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this Agreement has been executed as a Deed and takes effect on the date stated at the beginning of it.

EXECUTED by Julie L. Turpin, Executive Vice President & Chief People Officer, Brown & Brown, Inc.

/s/ Julie L. Turpin________________

in the presence of the following witness:

/s/ Anthony M. Robinson_________
Witness

Anthony M. Robinson_____________
Full Name

300 N. Beach St., Daytona Beach, FL 32114
Address

Secretary_________________________
Title

EXECUTED by Stephen P. Hearn

/s/ Stephen P. Hearn______________

in the presence of the following witness:

/s/Simon Ford___________________
Witness

Simon Ford_______________________
Full Name

Heath View, The Common__________
Address

Blindley Heath, Lingfield, RH7 6LH United Kingdom

Managing Director_________________
Occupation

Schedule 1

Senior Manager and Certified Functions Schedule

In this Schedule:

“Prescribed Responsibilities” means the specific responsibilities that the Company must allocate to one of its senior managers, as set out in the FCA Handbook (as amended from time to time) or as otherwise prescribed by the FCA or any other relevant supervisory authority from time to time; and

“Statement of Responsibilities” means the statement of responsibilities that is or will be submitted to the FCA setting out the Executive’s responsibilities together with any amendments and/or replacements issued from time to time.

1. The Executive shall perform in such function as the Company may determine or as communicate to the Executive from time to time. If the Executive’s role is classified as a Senior Manager function:

(a) They shall competently discharge the Prescribed Responsibilities assigned to them and perform the duties and responsibilities as set out in the Statement of Responsibilities.

(b) They confirm they have reviewed the Statement of Responsibilities together with the Company’s management responsibilities map. They acknowledge that they are satisfied that there are no gaps in accountability and they have the necessary skills and experience to competently perform the responsibilities set out in the Statement of Responsibilities. They will notify the Company in writing immediately if:

(i) they become aware of any gaps in accountability;

(ii) there is any material change to the responsibilities not reflected by the Statement of Responsibilities;

(iii) any event occurs which may call into question their fitness and propriety and/or change in circumstance relevant to their regulatory status;

(iv) they become aware of any act or omission that might call into question the fitness and propriety of any other executive performing a senior management function or certified function; or

(v) they become aware of any act or omission by themselves or any other employee of the Company or any Associated Company which is or may be a breach of the Financial Services Regulatory Requirements.

(vi) Where the Executive delegates duties to others they shall: (i) use their best endeavours to ensure that the staff to whom such duties are delegated are competent to assume them; (ii) ensure that such delegation is appropriately documented; and (iii) remain ultimately responsible for their discharge.

2. The Executive’s employment under this Agreement is, in addition to the conditions referenced in the main body of this Agreement, conditional upon: (i) the Company being satisfied that they are fit and proper to perform the role for which they are employed; and (if they are in a Senior Management role), being approved or certified (as applicable) by the FCA that they are fit and proper to perform the senior management function.

3. The Company shall have the right to appoint a person to act jointly with the Executive and, if it considers it necessary or expedient to do so, including for the purposes of discharging any Financial Services Regulatory Requirements, may transfer some or all of their duties to another person.

4. The Executive warrants that they have not: been the subject of any disciplinary investigation in the last 6 years; or committed any act or omission which, if known, may or would have resulted in disciplinary action being taken against them, whether related to conduct or performance, during any employment relationship prior to the Commencement Date and which, if known by the Company or the FCA, may or would affect or alter the Company's or the FCA’s assessment of their fitness and propriety to perform their stated function above.

5. The Executive’s employment may be terminated with or without notice if they cease to be approved or certified by the FCA as fit and proper or to perform functions for which they are employed or (if they are in a Senior Manager role) fail to adequately carry out or discharged Prescribed Responsibilities. The Company may also terminate the Executive’s employment with immediate effect without notice and with no liability to make any further payment (other than in respect of amounts accrued at the date of termination) if the Company resolve that they no longer have confidence in their fitness and propriety.

6. The Executive must provide such handover of their duties as the Company shall consider appropriate on termination of their employment.

Schedule 2

Post-Termination Restrictions

The Parties to this Schedule of Post-Termination Restrictions shall be the Executive, the Company acting for its own behalf and as trustee and agent for any other Group Company.

The Executive acknowledges that the restrictions in this Schedule afford the Group Company with the same protection as the Company, and as such, the Executive enters into this arrangement understanding that should their employment be transferred to a Group Company at any time that the employing Group Company be entitled to enforce the protection of this Schedule as if it were the Company.

Within this Schedule, unless the context requires otherwise, the following definitions shall apply:

Business:

means that part of the business conducted by any Group Company in which the Executive was involved during the Relevant Period or in respect of which the Executive had, as at the Termination Date, Confidential Information.

Business Partner:

means any Person who or which at any time during the Relevant Period was party to an affinity or joint venture, partnering or agreement with any Group Company; and

i) with whom the Executive or any person directly reporting to the Executive during the Relevant Period were materially involved during that Relevant Period; and/or

ii) in relation to which the Executive had access to Confidential Information during the Relevant Period in the course of their duties for any Group Company.

Competing Business:	means a business which competes or which intends to compete with the Business;
Customer:

means any Person for whom any Group Company at any time during the Relevant Period:

i) was supplied with Restricted Goods or Services by a Group Company; or

ii) was supplied with Restricted Goods or Services by a Group Company via an Intermediary as the ultimate insured or reinsured; or

iii) was an Intermediary (but only in respect of any underlying insured or reinsured for whom Restricted Goods or Services were provided by a Group Company during the Relevant Period);

and in each case:

i) with whom the Executive or any person reporting to the Executive during the

Relevant Period had material dealings during that Relevant Period; and/or

ii) about whom the Executive or any person reporting to the Executive during the Relevant Period had Confidential Information during that Relevant Period in the course of the Executive’s duties for any Group Company;

Intermediary:

mean any insurance or reinsurance intermediary, agent, introducer or other intermediary for whom or in conjunction with whom Restricted Goods or Services are provided by the Company or a Group Company;

Insurer:

means any insurer of underwriter in respect of whose arrangements with other intermediary for whom or in conjunction with whom Restricted Goods or Services are provided by the Company or a Group Company;

Person:	means any person, firm, partnership, company, corporation or organisation, governmental or non-governmental body or other entity;
Prospective Customer:

means any Person with whom at any time during the Relevant Period the Executive, or any person reporting to the Executive, had been involved on behalf of any Group Company in a tender, formal proposal or presentation in relation to the Business with a view to such Person becoming a Customer;

Relevant Period:	the period of twelve months up to and including the date of termination of employment;
Relevant Person:

means a person who is or was at any time during the Relevant Period employed or engaged by any Group Company and:

i) is an account executive or an account handler or an employee who otherwise works in a capacity in which they have access to Confidential Information about the Business; or

ii) works in a capacity with responsibility for or influence over a Customer or Business Partners or Insurers; or

iii) provides support in a senior operational capacity; or

iv) otherwise could materially damage the interests of any Group Company and in each case with whom the Executive or any person who reported to the Executive during the Relevant Period had material dealings during that period in the course of the Executive’s or their duties for the Company and/or any Group Company;

Restricted Goods or Services:

means goods or services of a type provided by the Company or any Group Company. These goods and services may include (but not be limited to): (i) general insurance and/or reinsurance intermediary goods and services (ii) specialist or niche insurance and/or reinsurance intermediary goods or services in a particular class of business (iii) specialist services connected to the same such as market management, placement, delegated authority management services; (iv) acting as an underwriting agent on behalf of Insurers; or (v) any other business conducted by the Company or a Group Company during the Relevant Period.

Team Recruitment Exercise

means an attempt by the Executive or a Competing Business or any other Person to target and recruit a team of two or more employees/consultants of the Company or of any Group Company in circumstances where those employees/consultants are to be involved in competition with the Company or any Relevant Group Company;

1. In order to protect the Company and Group Company’s Confidential Information, goodwill, client and other business connections, trading relationships, workforce stability and other legitimate business interests, the Executive undertakes to each Group Company that they will not directly or indirectly without the prior written consent of the Company either during employment or:

General restrictions

(a) for a period of twelve months after Termination, on the Executive’s own account or for or on behalf of a Competing Business, canvass, solicit, approach, deal with, entice away or cause to be canvassed, solicited, approached, dealt with or enticed away any Customer, Prospective Customer, Insurer, Intermediary or Business Partner to cease conducting any business with any Group Company or to reduce the amount of business conducted with any Group Company or adversely to vary the terms on which any business is conducted with any Group Company or to exclude any Group Company from new business opportunities in relation to any Restricted Goods or Services;

(b) for a period of twelve months after Termination, in the course of any Competing Business solicit, interfere with or attempt to entice away any Relevant Person to terminate their employment and/or engagement with the Company and/or any Group Company, provided always that the placing of a general recruitment advert in a publication or website will not be treated as a breach of this restriction;

(c) for a period of twelve months after Termination in the course of any Competing Business employ or engage or otherwise facilitate the employment or engagement of any Relevant Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d) at any time after Termination, represent themselves as connected with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company;

(e) for a period of twelve months after Termination not to directly or indirectly (A) induce or attempt to induce any M&A Prospect to cease doing or not do a Transaction with the Company or Group Company, or in any way interfere with the relationship between any such M&A Prospect and the Company or Group Company, or (B) in the course of any Competing Business acquire or invest in (by asset acquisition, equity acquisition, equity subscription, recapitalization, merger, or other form of business combination), attempt to acquire, or arrange, participate in, or facilitate (including by providing any assistance, advice, financing, solicitation, brokerage, or similar services) any acquisition by another person of, any M&A Prospect;

Team-move restrictions

(f) for a period of twelve months after the Termination Date directly or indirectly plan, organise, finance, facilitate, procure, co-ordinate, co-operate with, participate in, encourage or otherwise support a Team Recruitment Exercise, or endeavour to do so;

(g) for a period of twelve months after the Termination Date directly or indirectly accept or agree to accept any financial support, commitment or reimbursement of any kind from any Person who or which is directly or indirectly engaged or involved in a Competing Business, for the purpose of facilitating or encouraging a Team Recruitment Exercise; or

(h) for a period of twelve months after the Termination Date carry on, set up or prepare to set up, be employed, engaged or interested or become a business partner in a Competing Business in which any Restricted Person is employed, engaged or interested as a business partner or in which any Restricted Person has accepted an offer to be so employed, engaged or interested in circumstances where:

(i) there has been collusion or cooperation directly or indirectly between the Executive and any such Restricted Person in relation to any Restricted Person's departure or the Executive’s departure with a view to Joining the Competing Business together; and

(ii) such collusion or co-operation involves a breach by the Executive or the Restricted Person of any obligation owed to any Group Company; and

(iii) such action has or is likely to have a negative impact (other than a de minimis effect) on the goodwill and/or operations of any Group Company in terms of client or staff retention in any affected business unit, capacity to continue providing similar service levels or the preservation of Confidential Information.

2. During the Executive’s employment (and without prejudice to any other express, implied or fiduciary duties which the Executive may owe to the Company or any Group Company) the Executive shall be expressly obliged to notify the Company immediately and fully upon their becoming aware of any proposed or actual Team Recruitment Exercise including without limitation any such Team Recruitment Exercise in which the Executive personally may be or are considering being involved and the Executive will provide such further details as the Company may reasonably request.

General

3. The Executive acknowledges that:

(a) each of the foregoing sub-clauses of this Schedule constitutes an entirely separate and independent restriction upon the Executive;

(b) the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the Company's interests;

(c) the duration of each of the restrictions (unless otherwise stated) shall be reduced by any period of time during which the Company requires the Executive to be on Garden Leave; and

(d) the restrictions contained in this Schedule are considered to be reasonable but if any of the restrictions are found to be void in circumstances where it would be valid if some part of it were deleted it is agreed that the restrictions shall apply with such deletion as is necessary to make it valid.

4. The Company and the Executive acknowledge that they have entered into the restrictions in this Schedule having been separately legally advised.

5. If the Executive’s employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Schedule, protecting the confidential information, trade secrets and business connections of the New Employer.

6. The Executive agrees to indemnify and keep indemnified the Company (and any relevant Group Company) against all costs, claims, liabilities, expenses, proceedings including all legal and other professional costs on a full indemnity basis which the Company and each company in the Group may suffer or incur in investigating, seeking to enforce or enforcing its rights under this clause and/or the confidentiality provisions of this agreement.